Exhibit 4.10

DATED:             2021

GENIUS SPORTS LIMITED

and

ZEDRA TRUST COMPANY (GUERNSEY) LIMITED

TRUST DEED OF THE GENIUS EMPLOYEE BENEFIT TRUST

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE PARTIES’ OBLIGATIONS	4

3.	TRUST INCOME	4

4.	OVERRIDING POWERS	4

5.	DEFAULT CLAUSE	5

6.	EXCLUDING BENEFICIARIES	5

7.	APPOINTMENT AND RETIREMENT OF TRUSTEES	6

8.	NUMBER OF TRUSTEES	7

9.	ACTING BY A MAJORITY	7

10.	VARIATION AND RECTIFICATION	7

11.	ADMINISTRATIVE PROVISIONS	7

12.	SPECIAL PROVISIONS IN RELATION TO SHARES	8

13.	PROPER LAW	8

14.	DURATION	8

15.	EMPLOYMENT	8

16.	DUTIES AND TAXES	9

17.	COSTS	10

18.	EXCLUSIONS AND RESTRICTIONS	10

19.	DISCLOSURE AND CONFIDENTIALITY	11

20.	COUNTERPARTS	11

21.	IRREVOCABILITY	12

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SCHEDULE 1	2

Administrative Provisions	2

SCHEDULE 2	10

Beneficiaries	10

SCHEDULE 3	11

Initial Fund	11

SCHEDULE 4	12

Special Provisions relating to Shares	12

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THIS DEED is entered into on              2021

BETWEEN:

(1)

GENIUS SPORTS LIMITED, a non-cellular company incorporated in Guernsey with registered number 68277 having its registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP (the “Company”); and

(2)

ZEDRA TRUST COMPANY (GUERNSEY) LIMITED, a non-cellular company incorporated in Guernsey with registered number 24531 having its registered office at Third Floor, Cambridge House, St Peter port, Guernsey GY1 1ED (the “Original Trustee”).

RECITALS:

(A)

The Company wishes to create a trust with a view to encouraging, motivating and retaining its employees by providing benefits through a trust to the Beneficiaries, including by administering the trust in conjunction with any employees’ share and/or option schemes operated by the Company or the Group.

(B)	This trust shall be known as “The Genius Employee Benefit Trust” (the “Trust”). References to the terms of the “Trust” shall be references to the terms of this deed.

OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this document:

Administrative Provisions	means the additional powers, discretions, rights and immunities set out in Schedule 1;

Authorised Representative	means any member of the Company’s board of directors or any member of the Company’s Compensation Committee as appointed at the discretion of the board of directors from time to time, and who for purposes of this Trust is deemed to have the authority to communicate and engage with the Trustee on behalf of the Group on all matters relating to the Trust, and at the time of execution of this document shall be Albert Costa Centena;

Beneficiaries	means the Persons named or described in Schedule 2 provided that no person shall be a Beneficiary if he or she is for the time being resident for tax purposes in Guernsey;

charitable purposes	means purposes exclusively charitable according to the Proper Law, whether or not they are or may be carried into effect in any part of the world and the word “charity” shall be construed accordingly;

Companies Act	means the Companies Act 2006 of the United Kingdom;

Compensation Committee	means the compensation committee of the Company as appointed by the Company and constituted from time to time;

FATCA	means the Foreign Account Tax Compliance Act 2010, a federal law of the United States of America;

Group	means the Company and each of its Subsidiaries from time to time (or any other company which succeeds either the Company or any of its Subsidiaries as a result of merger, reorganisation or reconstruction of the same), and each member of the Group from time to time shall be a “Group Company”;

IHTA 1984	means the Inheritance Tax Act 1984 of the United Kingdom;

Initial Fund	means the property specified in Schedule 3;

Person	includes an individual, company or unincorporated body established anywhere in the world and includes a trustee and a foundation;

Proper Law	means the law governing this Trust (including the validity of this Trust, and its construction, effects and administration, or any severable aspect of this Trust) at any time;

Shares	means shares in the capital of the Company and/or any other Group Company, or such other shares as may represent the same as the result of any merger, reorganisation or reconstruction of the Company and/or any other Group Company;

Subsidiary	means a subsidiary as defined in section 1159 of the Companies Act;

Taxation	means any duty, tax or other fiscal imposition (including related interest and penalties) payable or leviable in respect

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of a Person’s income, capital gains, wealth, inheritance or expenditure and whether payable by a Person directly or by deduction by an employer or otherwise and any other national insurance or social security contributions or equivalent or payroll-related taxes whether payable by the employer or the employee;

TIEA	means any international agreement for the exchange of information relating to taxation entered into by the States of Guernsey with another jurisdiction;

Trustees	means the Original Trustee or the trustees of this Trust for the time being;

Trust Fund

means:

(a)   the Initial Fund;

(b)   all property transferred to the Trustees to hold on the terms of this Trust; and

(c)   all property from time to time representing the above (including the income, benefits and fruits thereof); and

Trust Property	means any property comprised in the Trust Fund;

1.2	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

1.3	words in the singular include the plural and vice versa;

1.4	reference to a Clause or to a Schedule shall be a reference to a clause or sub-clause of or a schedule to this document;

1.5	Clause, Schedule and paragraph headings shall not affect the interpretation of this document;

1.6	a reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

1.7	a reference to the Company shall include, where appropriate, any successor company resulting from any reconstruction or amalgamation of the Company;

1.8	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

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1.9	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

1.10	the terms “employees”, “spouses” and “civil partners” have the same meanings as those used in section 1166 of the Companies Act 2006;

1.11	a reference to writing or written includes e-mail; and

1.12

any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	THE PARTIES’ OBLIGATIONS

The Trustees and the Company shall procure that the Trust constitutes and remains a trust for the benefit of employees within the meaning of section 86 of the IHTA 1984.

3.	TRUST INCOME

3.1	The Trustees may retain income in a segregated income fund.

3.2	Subject to Clause 3.1 and the Overriding Powers below, the Trustees shall accumulate the remainder of the income as an addition to the capital of the Trust Fund.

3.3	Any sums held in a segregated income fund pursuant to Clause 3.1:

3.3.1	shall be treated as income whilst held in such fund;

3.3.2	may be accumulated as an addition to the capital of the Trust Fund at any time; and

3.3.3	may be retained as income or distributed as income pursuant to any of the Overriding Powers.

4.	OVERRIDING POWERS

Subject to Clause 18, the Trustees shall have the following powers (“Overriding Powers”):

4.1	Power of appointment

4.1.1

The Trustees may appoint that they shall hold the Trust Fund (or any part of it) for the benefit of any one or more of the Beneficiaries, on such terms as the Trustees think fit consistent with any recommendation notified to them by the Authorised Representative.

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4.1.2	An appointment may create any provisions and in particular:

(a)	discretionary trusts;

(b)	dispositive or administrative powers;

exercisable by any Person.

4.1.3	An appointment shall be made by a document in writing and may be revocable or irrevocable.

4.2	Transfer of Trust Property to another Trust

4.2.1

The Trustees may transfer any Trust Property to, or by a document in writing declare that they hold any Trust Property on trust to transfer it to, the trustees of another trust, wherever established, to hold on the terms of that trust, freed and released from the terms of this Trust.

4.2.2	The Trustees shall only exercise the power in Clause 4.2.1 if:

(a)	at least one Person who may benefit is (or would if living be) a Beneficiary; and

(b)	the transferee trust is a trust for the benefit of employees within the meaning of section 86 of the IHTA 1984.

5.	DEFAULT CLAUSE

Subject to the powers in Clauses 3 and 4 and the provisions of Clause 12, the Trustees shall hold the Trust Fund and the income thereof on trust:

5.1

for any one or more of the Beneficiaries, and in such shares if more than one as the Trustees shall in their absolute discretion determine and subject to and in default of such a determination for the Beneficiaries in equal shares absolutely; or

5.2

if there shall be no Beneficiaries, for such charitable purposes as the Trustees shall in their absolute discretion determine and subject to and in default of such a determination for charitable purposes generally.

6.	EXCLUDING BENEFICIARIES

6.1	The Trustees may, but after considering any recommendation notified to them by the Authorised Representative, exclude one or more persons as Beneficiaries (or potential Beneficiaries) at any time.

6.2	Any such exclusion:

6.2.1	must be by a document in writing signed by the Trustees;

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6.2.2	may be subject to conditions and limitations including limitations as to time; and

6.2.3	will be revocable unless it is expressed to be irrevocable.

6.3

Any person so excluded shall for the period of his exclusion be incapable of benefiting under this Trust and in particular may not receive or otherwise enjoy any income or capital from this Trust by way of distribution or loan or otherwise.

6.4

The Trustees may not exercise any power or discretion in any manner in which any person so excluded may benefit during the period of his exclusion either directly or indirectly from the Trust, save that where the Trustees have revocably excluded any person they may exercise their power to revoke such exclusion.

7.	APPOINTMENT AND RETIREMENT OF TRUSTEES

7.1	The power of appointing Trustees shall be exercised by a document in writing and shall be exercisable by:

7.1.1	the Company; or

7.1.2

if the Company enters into liquidation or dissolution whether compulsory or voluntary (not being merely a voluntary liquidation for the purposes of amalgamation, merger, demerger, redomiciliation or re-construction), the surviving or continuing Trustees.

7.2	It is not a requirement that any Trustee so appointed be resident in the jurisdiction of the Proper Law. No Trustee shall be resident for Tax purposes or otherwise in the United Kingdom.

7.3

At any time, any Trustee may retire from his office by written notice given to the Company and any co-trustee. On delivery of such notice the Trustee shall be discharged provided that there remains at least one Trustee. Where on delivery of such notice no Trustee shall remain in office, such notice shall only take effect upon the appointment of a successor Trustee or Trustees.

7.4	The Company shall have power without assigning any reason therefor to remove any Trustee with immediate effect by deed of which notice in writing has been given to the Trustee being removed.

7.5	A Trustee shall cease to be a Trustee:

7.5.1	in the circumstances described in Clause 7.4 above;

7.5.2	if he dies;

7.5.3	if he becomes of unsound mind;

7.5.4	if he becomes insolvent or subject to any proceedings under any bankruptcy or insolvency laws applicable to him; or

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7.5.5

if such Trustee is a company and enters into liquidation or dissolution whether compulsory or voluntary (not being merely a voluntary liquidation for the purposes of amalgamation, merger, redomiciliation or re-construction).

8.	NUMBER OF TRUSTEES

8.1	The minimum number of Trustees shall be one in the case of a corporate trustee and two in any other case.

8.2

Where the number of Trustees is below the minimum number, a continuing Trustee shall not be entitled to exercise any discretion or power under this Trust other than the power of appointing an additional trustee under Clause 7 (Appointment and Retirement of Trustees).

9.	ACTING BY A MAJORITY

If there are more than two Trustees at any time they may act by a majority. Any Trustee in the minority shall not be liable for acts done or omitted without his consent.

10.	VARIATION AND RECTIFICATION

10.1

Subject to the prior written consent of the Company, the Trustees may by document in writing (with or without retrospective effect) vary, amend, add to or delete any of the provisions of this Trust as the Trustees may consider expedient and may rectify any manifest errors in this document.

10.2	Any such variation, amendment, addition, deletion or rectification:

10.2.1	must be for the benefit of one or more of the Beneficiaries;

10.2.2	shall not infringe the Proper Law;

10.2.3

shall not adversely alter or affect the rights of any Beneficiary which have accrued before the date of the variation, amendment, addition, deletion or rectification (except with that Beneficiary’s prior or simultaneous consent in writing); and

10.2.4	shall not invalidate any previous payment or application of the Trust Fund, or affect any part of the Trust Fund to which any Person has previously become absolutely entitled.

11.	ADMINISTRATIVE PROVISIONS

The Administrative Provisions shall have effect as if they were included in the operative provisions of this document.

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12.	SPECIAL PROVISIONS IN RELATION TO SHARES

Notwithstanding any other provisions of this Trust, the provisions set out in Schedule 4 shall have effect in relation to any Shares or interests in Shares or right to acquire Shares and shall prevail over all other provisions of this Trust.

13.	PROPER LAW

The Proper Law of this Trust is the law of England and Wales.

14.	DURATION

14.1

The perpetuity period that applies to this Trust is the period beginning on the date this Trust takes effect and ending on the day before the 125th anniversary of that date. The Trust will close at the end of the perpetuity period, or on an earlier date that the Company and the Trustee agree in writing.

14.2

Any remaining Trust assets will, as soon as practicable, be divided between the Beneficiaries in the shares that the Trustee may determine (with the Company’s written approval) on the day the Trust closes. Beneficiaries, or if the amount to be paid to each Beneficiary would be less than an amount reasonably considered by the Trustee to be sufficient to justify the expenses of making such payments, then the assets will be transferred to a charity purpose of the Trustee’s choice or if no choice mas been made, held for charitable purposes generally.

14.3	The Trustee will not accept any more assets after the Trust closes.

15.	EMPLOYMENT

15.1

The benefits which may from time to time be provided from this Trust shall not form part of any contract of employment between any member of the Group and any of its employees and such benefits shall not confer on any employee any legal or equitable right against the relevant member of the Group, either directly or indirectly, nor give rise to any cause of action in law against the relevant member of the Group.

15.2

Money paid to or any other benefit conferred on any of the Beneficiaries out of the capital or income of the Trust Fund shall not, save as may be required by law in respect of Taxation, form part of any wages or remuneration, or count as wages or remuneration for pension or other purposes.

15.3

No employee of any member of the Group whose employment terminates shall be entitled to any compensation for, or by reference to, any loss of any right or benefit or prospective right or benefit under this Trust which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract, or by way of compensation for loss of office or otherwise.

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16.	DUTIES AND TAXES

16.1	Without prejudice to Clause 16.2, in the event of any Taxation becoming payable in the Island of Guernsey or elsewhere:

16.1.1	in respect of the Trust Fund or any part of it; or

16.1.2

as a result of any conferment of benefit, payment, distribution, appointment or allocation (whether notional or otherwise) out of the Trust Fund in any circumstances whatsoever and whether such Taxation is imposed, directly or indirectly, on any member of the Group, the Trustees or any Beneficiary; or

16.1.3	as a result of any receipt of income or capital or addition or contribution to the Trust Fund,

the Trustees shall have the power to pay any such Taxation even where such liability may not be enforceable through the courts of any relevant jurisdiction and notwithstanding that the payment shall not be to the advantage of any Beneficiary or other Person entitled to benefit under this Trust.

16.2

If and when directed by the Company (or any other member of the Group), the Trustees shall deduct and withhold from any amount to be paid (or any assets to be transferred) to a Beneficiary any Taxation for which:

16.2.1	a Beneficiary is liable (including under contract); or

16.2.2

the Company or a member of the Group is liable to withhold or account for on behalf of a Beneficiary (but excluding any Taxation or other liabilities which are properly and exclusively the liability of any member of the Group).

16.3

Unless otherwise required by law or agreed with the Company, the amount of any Taxation deducted or withheld by the Trustees pursuant to Clause 16.2.2 shall be paid to the relevant member of the Group for onward remittance to the relevant taxation or social security authority, without any obligation on the part of the Trustees to enquire as to the solvency or otherwise of that member of the Group.

16.4	The Trustees shall have the power to apply the Trust Fund (or any part of it) in paying any stamp duty (or similar) payable on any transfer of (or agreement to transfer) Shares to any Beneficiary.

16.5	Subject to Clause 16.3, the Trustees shall have discretion regarding the time and manner in which any payment is made pursuant to this Clause 16.

16.6	No Person interested in this Trust shall be entitled to make any claim against the Trustees because they pay any Taxation.

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17.	COSTS

17.1

All costs charges and expenses of, and incidental to, the preparation, operation and determination of the Trust (including any remuneration of the Trustees) shall be payable by the Company (or any member of the Group) to the extent that they are not paid by the Trustees under this document.

17.2

From time to time, the Company may determine that some or all of the costs, charges and expenses of the administration of the Trust or management of the Trust Fund shall be met by any member of the Group in such proportions as the Company shall determine.

17.3

Notwithstanding Clause 17.2, the Trustees may pay all of the costs, charges and expenses of the administration of the Trust or the management of the Trust Fund from the Trust Fund, but no cost, charge or expense shall be paid more than once. The Company shall reimburse the Trustees for payment of any cost, charge or expense paid by the Trustees that the Company or any member of the Group were liable to pay under Clause 17.2.

18.	EXCLUSIONS AND RESTRICTIONS

18.1	Subject to Clauses 18.2, 18.3 and 18.4, neither the Company nor any of its Subsidiaries shall be capable of or entitled to take any benefit under this Trust.

18.2	Clause 18.1 is without prejudice to any power or duty of the Trustees to:

18.2.1	lend to or to borrow from any member of the Group; or

18.2.2	reimburse any member of the Group for, or to pay, directly or indirectly, or put any member of the Group in funds for, any Taxation pursuant to Clause 16.

18.3

No payment to a Beneficiary which discharges, or might be construed as discharging, an obligation of the Company or any of its Subsidiaries to a Beneficiary shall be construed as a payment of a benefit to the Company or that Subsidiary.

18.4	No payment to subscribe for Shares out of the Trust Fund to the Company or any Subsidiary shall be construed as a payment of a benefit to the Company or that Subsidiary.

18.5

If any property has been transferred to the Trust Fund by any close company (as defined in section 102(1) of IHTA 1984), and that disposition would have been a transfer of value but for section 13(1) of IHTA 1984, no part of that property shall be applied for the benefit of any person falling within any of the categories specified in section 13(2) of IHTA 1984 (as modified by section 13(3) of IHTA 1984), except to the extent permitted by section 13(4) of IHTA 1984.

18.6

Notwithstanding any other provision of this Trust, no discretion or power conferred by this Trust or by law on the Trustees or any other person shall be capable of being exercised and no provision of this Trust shall be capable of operating directly or indirectly so as to prevent the Trust being within the provisions of section 86 of the IHTA 1984, including any variation of this Trust having such effect pursuant to Clause 10 hereof.

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19.	DISCLOSURE AND CONFIDENTIALITY

19.1

Subject to the requirements of the Proper Law and Clauses 19.2, 19.3 and 19.4, the Trustees shall keep the affairs of this Trust confidential and are not obliged to disclose to any Beneficiary or any other person any document or information concerning this Trust and in particular are not obliged to notify any person that he has an interest in this Trust.

19.2	The Trustees shall make available to the Company such documentation and information as the Company may reasonably require to exercise its powers, rights and functions under this Trust.

19.3

The Trustees may make such disclosures concerning this Trust, the Trust Fund or any part of it (including without limitation disclosure of any direct or indirect beneficial interests in this Trust and of any dealings in those interests) as may be properly required by any competent authority or person whether or not such requirements shall have the force of law in the jurisdiction of the Proper Law and whether or not such disclosure may be enforced upon the Trustees. This power shall include any disclosure required under any legislation regarding reporting or paying tax and any legislation regulating transactions in securities and any rules of any stock exchange or regulated market or authority in any place in which the Trust Fund or any part of it is situate from time to time. The Trustees shall be responsible for registering and complying with FATCA and any applicable TIEA and to make such disclosures as may be required in order to comply with FATCA and any applicable TIEA on all matters relating to the Trust. The Trustees may make any such disclosure notwithstanding such disclosure may be to the advantage or in the interests of the Trustees rather than any Beneficiary.

19.4

The Trustees shall be entitled to give to any potential purchaser or otherwise for the purpose of facilitating a sale or listing of Shares, such information (whether or not confidential and howsoever obtained) concerning the Beneficiaries requested by the Company or another Group Company subject to such persons being bound by obligations of confidentiality.

19.5	No person interested under this Trust shall be entitled to make any claim whatsoever against the Trustees by reason of the Trustees making any disclosure under this Clause 19.

20.	COUNTERPARTS

This deed may be executed in any number of counterparts each of which when executed shall be an original and so that all of the counterparts together shall constitute the entire deed. The terms of this Trust shall only take effect when this deed is executed, delivered and dated by the Trustees.

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21.	IRREVOCABILITY

This Trust is irrevocable.

The parties have executed this document ad a deed, and is delivered and takes effect, on the date stated on page 1 above.

[Signature pages to follow]

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EXECUTED as a DEED for and on behalf of

GENIUS SPORTS LIMITED

by: Albert Costa Centena

/s/ Albert Costa Centena
Director

in the presence of:	/s/ Kornelija Konciute
Witness

Witness name:	Kornelija Konciute

Witness address:	33 Jermyn street, London, UK, SW1Y 6DN

Witness occupation:	Assistant

[Signature Page - EBT Trust Deed]

EXECUTED as a DEED for and on behalf of
ZEDRA TRUST COMPANY (GUERNSEY) LIMITED by:

/s/ Elaine Graham
Director

/s/ Nick Slinn
Director/Secretary

[Signature Page - EBT Trust Deed]

SCHEDULE 1

Administrative Provisions

1.	ADDITIONAL POWERS

Subject to the foregoing provisions of this document and subject to the Trustees’ duties under the Proper Law, the Trustees shall in relation to the Trust Property have all the same powers as a natural person acting as the legal and beneficial owner of such property, including, without limitation, the following powers:

1.1	Investment

1.1.1

The Trustees may make any kind of investment that they could make if they were absolutely entitled to the Trust Fund. In particular the Trustees may invest in land in any part of the world and in unsecured loans;

1.1.2	the Trustees shall not be under any obligation to diversify the investments in the Trust Fund nor to preserve or enhance the value of the Trust Fund;

1.1.3	the Trustees may invest in speculative or hazardous investments;

1.1.4

the Trustees may obtain or join in obtaining in any stock exchange quotation for or for permission to deal in any securities and to sell or join with others in selling or disposing of securities with a view to creating a market in such securities whether or not such a sale or disposition would otherwise be desirable or prudent.

1.2	Joint property

The Trustees may acquire property jointly with any Person and may blend Trust Property with other property.

1.3	General power of management and disposition

The Trustees may carry out any transaction relating to the management or disposition of Trust Property as if they were absolutely entitled to it.

1.4	Improvement

The Trustees may develop or improve Trust Property in any way. Expenses may be paid out of income or capital of the Trust Fund as the Trustees think fit.

1.5	Wasting and non-income producing assets

The Trustees may acquire and/or retain wasting assets and assets which yield little or no income for investment or any other purpose.

1.6	Income and Capital

1.6.1	The Trustees are not required to maintain a balance between income and capital.

1.6.2	The Trustees are under no duty to procure distributions from a company in which they are interested.

1.6.3	The Trustees may pay taxes and other expenses out of income although they would otherwise be paid out of capital.

1.6.4	The Trustees are under no duty to balance conflicting interests of Beneficiaries.

1.6.5	Income may be set aside and invested to meet any liabilities which in the opinion of the Trustees ought to be borne out of income or to meet depreciation of the capital value of any Trust Property.

1.7	Application of trust capital as income

The Trustees may apply Trust Property as if it were income arising in the current year. In particular, the Trustees may pay or apply such Trust Property to a Beneficiary applied as if it were income for the purpose of augmenting his income.

1.8	Use of Trust Property

1.8.1	The Trustees may acquire any interest in property anywhere in the world for occupation or use by a Beneficiary.

1.8.2	The Trustees may permit a Beneficiary to occupy or enjoy the use of Trust Property on such terms as they think fit.

1.8.3	The Trustees may lend Trust Property to any Person. The loan may be interest free and unsecured, or on such other terms as the Trustees think fit.

1.8.4	The Trustees may mortgage or charge Trust Property as security for any debts or obligations of a Beneficiary or of any other Person.

1.8.5

The Trustees may lend Trust Property to the Company or any member of the Group provided such loan is at a full commercial rate of interest. Any such loan may be made with or without the provision of security.

1.9	Trade

The Trustees may carry on a trade, in any part of the world, alone or in partnership.

1.10	Borrowing

The Trustees may borrow money or otherwise receive credit from any Person including the Company or any member of the Group for investment or any other purpose and on such terms as to interest repayment (if any) and otherwise as the Trustees think fit. Money borrowed shall be treated as Trust Property.

1.11	Delegation

The Trustees (or other Person in a fiduciary position) may authorise any Person (including but not limited to investment advisers and managers) to exercise all or any of their administrative and dispositive powers discretions and functions on such terms as to sub-delegation, remuneration and other matters as they think fit (a “Delegate”). The Trustees (or other Person in a fiduciary position) shall not be responsible for the default of any Delegate or sub-delegate (even if the delegation or sub-delegation was not strictly necessary or convenient).

1.12	Nominees and custodians

1.12.1

The Trustees may appoint a Person to act as their nominee in relation to such of the assets of the Trust as they may determine. They may take such steps as are necessary to secure that those assets are vested in the nominee.

1.12.2

The Trustees may appoint a Person to act as custodian in relation to such of the assets of the Trust as they may determine. The Trustees may give the custodian custody of the assets and any documents or records concerning the assets. The Trustees are not obliged to appoint a custodian of securities payable to bearer.

1.13	Agents, Proxies and Powers of Attorney

1.13.1

The Trustees may appoint one or more agents in any part of the world to act on their behalf in the exercise of any of their functions including the receipt and payment of money and the execution of documents.

1.13.2	The Trustees may give proxies and powers of attorney to any Person to vote or act on their behalf in connection with all or any part of the Trust Fund.

1.14	Offshore administration

The Trustees may carry on the administration of this Trust anywhere they think fit, save for the United Kingdom.

1.15	Indemnities

The Trustees may indemnify any Person including any former Trustee for any liability relating to the Trust.

1.16	Security

The Trustees may mortgage or charge Trust Property as security for any liability incurred by them as Trustees (and may grant a floating charge so far as the law allows).

1.17	Supervision of company

The Trustees are under no duty to become a director or officer of, or enquire into or interfere with the conduct of, any Member of the Group or any other company in which they are interested or control, unless they have actual knowledge of circumstances of a fraudulent nature which call for inquiry.

1.18	Appropriation

The Trustees may appropriate Trust Property to any Person or class of Persons in or towards the satisfaction of their interest in the Trust Fund.

1.19	Receipt by charities

Where Trust Property is to be paid or transferred to a charity, the receipt of the treasurer or appropriate officer of the charity shall be a complete discharge to the Trustees.

1.20	Release and fettering of powers

The Trustees (or other Person in a fiduciary position) may by a document in writing so as to bind their successors:

1.20.1	release wholly or in part any of their rights or functions (if applicable); or

1.20.2	undertake that they will use their powers in a certain way in future.

1.21	Waiver

The Trustees may waive the payment of income before it becomes due.

1.22	Insurance Policies

The Trustees may pay premiums of any insurance policy out of income. In addition to insuring all or any part of the Trust Fund the Trustees may pay or arrange for the payment of any premiums on any policy of assurance or insurance on the life of any Beneficiary or against any long or short term disability or loss of earnings of any such Person or for the healthcare liabilities or expenses of any of the Beneficiaries and the Trustees shall have power to direct the manner and recipients of any payments made by insurers pursuant to any such policies.

1.23	Guarantees

The Trustees may give a guarantee, an indemnity, a covenant or a promise to pay in respect of the obligations or liabilities of any Person in any form they think fit and may grant security     over or otherwise deal with the Trust Fund in support of such guarantee, indemnity, covenant or promise.

1.24	Ancillary powers

The Trustees may do anything which is incidental or conducive to the exercise of their functions (including the holding of property for a Beneficiary as nominee or bare trustee).

2.	DISCLAIMER

A Person may disclaim his interest in this Trust wholly or in part. Any disclaimer must be in writing and signed by the Person disclaiming his interest and may be revocable or irrevocable.

3.	APPORTIONMENT

Income and expenditure shall be treated as arising when payable, and not from day to day, so that no apportionment shall take place.

4.	CONFLICTS OF INTEREST

4.1	In this paragraph a “Fiduciary” means a Person subject to fiduciary duties under the Trust.

4.2	A Fiduciary may:

4.2.1	enter into a transaction with the Trustees; or

4.2.2	be interested in an arrangement in which the Trustees are or might have been interested; or

4.2.3	act (or not act) in any other circumstances; or

4.2.4	retain any profits made or benefits obtained,

even though his fiduciary duty under the Trust conflicts with other duties or with his personal interest.

4.3

No decision of, or exercise of a power by, a Fiduciary shall be invalidated or questioned because the Fiduciary (or any director or other officer of a corporate Fiduciary) had a direct or personal interest in the result of any decision or in the exercising of any power.

4.4	Without prejudice to the generality of the foregoing provisions a Trustee (or any director or other officer of a corporate Trustee):

4.4.1

who is or becomes a Beneficiary may retain, and not be liable to account for, any benefits to which they become entitled under the Trust (and the exercise of any power or discretion by any such person shall not be invalidated or questioned because they had a direct or indirect interest in it); and

4.4.2

shall not be precluded from buying, holding or dealing with any debentures, debenture stock, shares or securities of any member of the Group, or from entering into or being interested in any contract or other transaction with any member of the Group.

5.	ABSOLUTE DISCRETION CLAUSE

5.1	The powers of the Trustees may be exercised (or not exercised):

5.1.1	at their absolute discretion; and

5.1.2	from time to time as occasion requires.

5.2	The Trustees are not under any duty to be impartial or to consult with any Beneficiaries or to give effect to the wishes of any Beneficiaries.

5.3

In the exercise of its powers and discretions Trustees may consider any recommendations made to it by the Company but the Company (except as otherwise expressly provided in this document) will have no power to direct the Trustees to comply with any recommendations.

6.	RELIANCE ON NOTICES

The Trustees shall be entitled to rely without further enquiry on all information supplied to them by any Authorised Representative of the Group with regard to their powers and duties as Trustees and without prejudice to the generality of the foregoing any notice given by an Authorised Representative of the Group to the Trustees in respect of the eligibility of any Person to become or remain a Beneficiary shall be conclusive in favour of the Trustees.

7.	TRUSTEE REMUNERATION

7.1

A Trustee acting in a professional capacity is entitled to act upon its usual terms and conditions of business in force from time to time including in relation to its remuneration for any services that the Trustee provides to or on behalf of the Trust. In the event that there are no terms and conditions of business in force, a Trustee acting in a professional capacity is entitled to receive reasonable remuneration.

7.2	A Trustee acts in a professional capacity if acting in the course of a profession or business which consists of or includes the provision of services in connection with:

7.2.1	the management or administration of trusts generally or a particular kind of trust; or

7.2.2	any particular aspect of the management or administration of trusts generally or a particular kind of trust.

7.3	The Trustees may make arrangements to remunerate themselves for work done for any company or other entity connected with the Trust Fund.

7.4	A Trustee shall be entitled to reimbursement out of the Trust Fund for or to pay out of the Trust Fund all expenses and liabilities reasonably incurred in connection with the Trust.

8.	COMMISSIONS AND BANK CHARGES

8.1

A Person may retain any reasonable commission or profit in respect of any transaction relating to this Trust even though that commission or profit was procured by an exercise of fiduciary powers (by that Person or some other Person) provided that:

8.1.1	the Person would in the normal course of business receive and retain the commission or profit on such transaction; and

8.1.2	the receipt of the commission or profit shall be disclosed to the Trustees.

8.2

A bank may make loans to the Trustees and generally provide banking services upon its usual terms and shall not be liable to account for any profit so made even though the receipt of such profit was procured by an exercise of fiduciary powers (by the bank or some other Person).

9.	LIABILITY OF TRUSTEES

9.1	A Trustee shall not be liable for a loss to the Trust Fund unless that loss was caused by his own fraud, wilful misconduct or negligence.

9.2

A Trustee (and each director, officer and employee of a corporate Trustee and the respective heirs, personal representatives and estates of such directors, officer and employees and each of them) shall be entitled to be indemnified out of, and shall have a lien on, the Trust Fund and the income thereof in respect of the Trust Fund for all (if any) obligations or liabilities which it may incur as trustee of this Trust (or former trustee) save that nothing in this paragraph shall entitle any such trustee to be indemnified in respect of its own fraud, wilful misconduct or negligence.

9.3	The indemnity given under the terms of this Trust to the Trustees is in addition to any and all rights to indemnity by law implied and shall extend in favour of each current and former Trustee.

9.4

A Trustee shall not be liable for acting in accordance with advice with respect to the Trust of a lawyer qualified for at least five years in the jurisdiction of the Proper Law. A Trustee may recover from the Trust Fund any expenses where he has acted in accordance with such advice.

9.5	The above sub-paragraph does not apply

9.5.1	if a Trustee knows or has reasonable cause to suspect that the advice of the lawyer was given in ignorance of material facts; or

9.5.2	if proceedings are pending to obtain the decision of a court on the matter; or

9.5.3	in relation to a Trustee who has a personal interest in the subject matter of the advice; or

9.5.4	in relation to a Trustee who has committed a breach of trust relating to the subject matter of the advice.

9.6	This paragraph does not prejudice any right of any Person to follow property or income into the hands of any Person who may have received it.

10.	INDEMNIFICATION

10.1

The Company shall keep the Trustees and each director, officer or employee of a company which is a corporate trustee hereof fully indemnified and held harmless against any actions, claims, costs, demands, expenses and other liabilities to which they shall be or become liable by virtue of any act or event or thing whatsoever relating to this Trust.

10.2

The indemnity contained in this paragraph shall not apply in respect of any actions, claims, costs, demands, expenses or other liabilities attributable to fraud, wilful misconduct or negligence, or any breach of or act inconsistent with the terms of the Trust and/or this instrument, on the part of the Trustee, director, officer or employee who or which is sought to be made liable.

10.3

The indemnity given under the terms of this Trust shall extend to all reasonable expenses and liabilities incurred by the Trustees in any legal proceedings brought by any person including proceedings brought by a Beneficiary in respect of a breach of trust by the Trustee.

10.4	The indemnity given under the terms of this Trust to the Trustees is in addition to any and all rights to indemnity by law implied and shall extend in favour of each current and former Trustee.

11.	CHANGE OF PROPER LAW

11.1	In this paragraph a “Qualifying Jurisdiction” is one which recognises trusts (as defined in the Hague Convention on the Law Applicable to Trusts and on their Recognition).

11.2	The Trustees may by a document in writing declare that from the date of such declaration:

11.2.1	the law of any Qualifying Jurisdiction governs the validity of this Trust, and its construction, effects and administration, or any severable aspect of this Trust; and

11.2.2	the courts of any Qualifying Jurisdiction have exclusive jurisdiction in any proceedings involving rights or obligations under this Trust.

SCHEDULE 2

Beneficiaries

(i)	Employees and former employees of any company within the Group.

(ii)

The wives, husbands, civil partners, widows, widowers, surviving civil partners and children and step-children (being, in the case of children or step-children, under the age of eighteen) of such employees and former employees described in paragraph (i) above.

(where “employees” has the same meaning as used in section 1166 of the Companies Act).

SCHEDULE 3

Initial Fund

£10

SCHEDULE 4

Special Provisions relating to Shares

1.	Acquisition of Shares

The Trustees may acquire Shares or interests in Shares or rights to acquire Shares or enter into agreements (whether conditional or not) even if the whole or a substantial part of the Trust Fund may or will consist of Shares.

2.	Powers in relation to options or awards of Shares

2.1	Without prejudice to the generality of Clause 4 (Overriding Powers) the Trustees:

2.1.1

may make awards of or transfer Shares to Beneficiaries, or, to the extent authorised by the Company through its Authorised Representative, grant options (or other rights) to Beneficiaries to acquire Shares, in all cases in consideration of an amount agreed with the Beneficiaries (which need not be market value, and which need not be paid to the Trustees) by the Trustees or any Group Company, and enter into any agreements relating thereto which the Trustees consider appropriate; and

2.1.2

shall operate the Trust in conjunction with any employees’ share and/or option schemes operated by the Company or any other member of the Group (including, for the avoidance of doubt, by transferring Shares to Beneficiaries in accordance with the terms of any employees’ share and/or option schemes operated by the Company or any other Group Company, such transfers being in accordance with such employees’ share and/or option schemes and whether or not for consideration payable to the Trustees or any other person), or may itself operate any one or more employees’ share and/or option schemes through the Trust.

2.2

The Trustees from time to time shall agree with the Company and/or any other Group Company that if any of them shall, through the Authorised Representative at any time by notice in writing, direct the Trustees to transfer to any person any number of Shares which such person shall be entitled to acquire (whether by the exercise of a share option or otherwise) under any award or option granted by the Company or any other Group Company in consideration of the payment to any Person of the price (if any) at which such Shares may be acquired, then the Trustees shall (to the extent that such Shares or sufficient monies to acquire such Shares shall be comprised in the Trust Fund):

2.2.1	transfer to such Person such Shares in consideration of the payment of such price (if any) to the relevant recipient of such consideration; or

2.2.2

hold such Shares as nominees or bare trustees for such Person, subject to any provisions (including as to dividends and voting rights) as may be specified in the award or option granted by the Company and/or any other Group Company.

3.	Dividend waiver

3.1	The Trustees shall waive or otherwise forego their entitlement to dividends and/or distributions of any kind on Shares held in the Trust Fund except:

3.1.1	as may be otherwise be directed by the Company or any other Group Company through its Authorised Representative in writing; or

3.1.2	dividends and/or distributions of any kind payable in respect of any Shares held by the Trustees as nominee or bare trustee for any other person.

3.2	The Trustees shall incur no liability whatever in relation to the waiver of dividends and/or distributions of any kind pursuant to this Clause.

4.	Restrictions in the Company’s Articles of Association or a shareholders’ agreement

Unless authorised by the Company through its Authorised Representative in writing, no power, authority or discretion conferred on the Trustees by this document or by law shall (despite anything to the contrary expressed or implied in this document) be exercised if it will or may result in the breach of or otherwise infringe the Memorandum and Articles of Association of the Company or any shareholders’ agreement (or any similar or other agreement relating to the Shares) entered into by or binding on the Trustees.

5.	Voting

5.1

Unless the Company or any other Group Company through its Authorised Representative directs the Trustees in writing as to the manner in which the Trustees shall exercise their right to vote, the Trustees shall abstain from voting in respect of any Shares held in the Trust Fund for which the Trustees hold the whole of the beneficial interest.

5.2

If a beneficial interest in any Share held in the Trust (other than a right to acquire any Share) is held by a specific, identified Beneficiary the Trustees shall not be obliged to seek directions from that specific, identified Beneficiary regarding the exercise of voting rights attaching to his interest in Shares. If the Trustees do not seek a specific, identified Beneficiary’s directions, the Trustees shall abstain from voting that specific, identified Beneficiary’s interest in Shares.

5.3	In the event that the Trustees seek directions from any specific, identified Beneficiary regarding the exercise of voting rights attaching to his interest in Shares:

5.3.2	the Trustees shall comply with each relevant specific, identified Beneficiary’s directions (if any) regarding voting his interest in Shares; and

5.3.3

if the Trustees do not receive a specific, identified Beneficiary’s directions by any deadline specified in writing by the Trustees, the Trustees shall abstain from voting that specific, identified Beneficiary’s interest in Shares.

5.4

The Trustees shall not be entitled to vote on a show of hands on a particular resolution in respect of Shares held on behalf of specific, identified Beneficiaries unless all directions received from those specific, identified Beneficiaries who have given directions in respect of that resolution are identical.

5.5

The Trustees shall not be under any obligation to call for a poll, but in the event of any poll, the Trustees shall vote each specific, identified Beneficiary’s interest in Shares in accordance with the specific, identified Beneficiary’s directions.

5.6

This paragraph 5 shall be subject to any contrary rules of, or the terms of any award agreement or nominee agreement made in connection with, any employees’ share and/or option scheme operated by the Group or through the Trust.

6.	Fettering of Discretion

The Trustees may undertake with a Group Company or a Beneficiary or with any other Person not to use powers, or to use them in a particular way, in the future.

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